ASSETMARK FUNDS
AMENDMENT TO THE SUB-DISTRIBUTION AGREEMENT

THIS AMENDMENT dated this 15th day of May, 2007, to the Sub-Distribution Agreement dated September 27, 2006 (the “Agreement”), is entered by and among AssetMark Funds, a Delaware statutory trust (the “Trust”), AssetMark Capital Corporation, a California corporation (the “Distributor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Sub-Distributor).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ASSETMARK FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/ Carrie E. Hansen	By: /s/ James R. Schoenike

Name: Carrie E. Hansen	Name: James R. Schoenike

Title: SVP	Title: President

ASSETMARK CAPITAL CORPORATION

By: /s/

Name:

Title:

1

Schedule A
to the Sub-Distribution Agreement

Fund Names

Separate Series of AssetMark Funds

AssetMark International Equity Fund
AssetMark Large Cap Growth Fund
AssetMark Large Cap Value Fund
AssetMark Real Estate Securities Fund
AssetMark Small/Mid Cap Growth Fund
AssetMark Small/Mid Cap Value Fund
AssetMark Tax-Exempt Fixed Income Fund
AssetMark Fundamental Index ™ Large Company Growth Fund
AssetMark Fundamental Index ™ Large Company Value Fund
AssetMark Fundamental Index ™ Small Company Growth Fund
AssetMark Fundamental Index ™ Small Company Value Fund
AssetMark Fundamental Index ™ International Equity Fund